Exhibit 10.1
Q4 2010 Employee Deferred Compensation Program
Eligible Employees and Time for Election: All members of Quidel Corporation’s (the “Company’s”) management review board may elect to participate in this deferred compensation program (this “Program”). Elections must be made and received by the Company no later than September 24, 2010. After September 24, 2010, all employee elections become irrevocable and may not be withdrawn.
Applicable Period: This Program covers the pay period beginning September 27, 2010 through December 31, 2010 (the “Covered Period”).
Dollar Amount to Be Deferred: Eligible employees may elect to defer a percentage of their base salary (up to 75% and excluding any increases occurring on or after the beginning of the Covered Period) that relates to services performed as an employee of the Company during the Covered Period (the “Covered Salary”).
Award of RSU and Vesting Schedule: At commencement of this Program, each participating employee will receive a restricted stock unit award that vests on January 3, 2011 (subject to the delayed issuance provisions in the Award Agreement); provided, however, that such participating employee remains an employee of the Company throughout the Covered Period. If a participating employee’s service with the Company terminates prior to the vesting date, the Company shall cancel the restricted stock unit award granted under this Program and such participating employee shall receive, within thirty (30) days after such employee’s final date of employment, any deferred portion of the Covered Salary under this Program and calculated through his or her final date of service.
Issuance of Shares of Common Stock: Upon vesting of the RSU award, participating employees will receive shares (the largest number of whole shares) of the Company’s common stock equal to (i) the amount of his or her Covered Salary deferred under this Program divided by the average of the market closing prices for the Company’s common stock over the Covered Period, and (ii) then multiplying the result of the foregoing by 1.2, as a premium.
Additional Terms and Acknowledgments: Each participating employee acknowledges and agrees that this Program is subject to the terms and conditions in the Grant Notice, the Award Agreement and is provided under and further governed by the Company’s 2010 Equity Incentive Plan.